SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x] Filed by a Party other than the Registrant Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[x]   Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            GP STRATEGIES CORPORATION
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x]      No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

                            GP STRATEGIES CORPORATION
                             777 Westchester Avenue
                          White Plains, New York 10604

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held April 26, 2005

To the Stockholders:

    The Annual Meeting of Stockholders of GP Strategies Corporation (the "Company") will be held at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland, on the 26th day of April, 2005, at 10:00 a.m., local time, for the following purposes:

        1. To elect eight Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

        2. To ratify the Board of Directors' appointment of KPMG LLP ("KPMG"), a registered independent public accounting firm, as the Company's independent auditors for the fiscal year ending December 31, 2005.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record as of the close of business on March 18, 2005 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Company's subsidiary, General Physics Corporation, 6095 Marshalee Drive, Suite 300, Elkridge, Maryland.

By Order of the Board of Directors

Lydia M. DeSantis
Secretary

White Plains, New York
March 30, 2005

Whether or not you plan to attend the annual meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed postage prepaid return envelope.

                            GP STRATEGIES CORPORATION
                             777 Westchester Avenue
                          White Plains, New York 10604

                                 ---------------

                                                         White Plains, New York
                                                                 March 30, 2005

                                 PROXY STATEMENT

    The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, for use only at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland, on the 26th day of April, 2005, at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was March 30, 2005.

    Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

    The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the eight nominees for election as directors named herein, and the ratification of the selection of KPMG as the Company's independent auditors. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the holders of shares of Common Stock and Class B Stock present in person or represented by proxy at the Annual Meeting. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he otherwise receives a plurality of the votes. For the ratification of the selection of the Company's independent auditors and any other item voted upon at the Annual Meeting, the affirmative vote of the holders of shares of Common Stock and Class B Stock entitled to cast a majority of the votes present in person or represented by proxy at the Annual Meeting will be required for approval. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

                                VOTING SECURITIES

    The Board of Directors has fixed the close of business on March 18, 2005 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding capital stock of the Company on March 18, 2005 consisted of 16,748,234 shares of Common Stock, each entitled to one vote, and 1,200,000 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock, representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.





                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the number of shares of Class B Stock and Common Stock beneficially owned as of March 18, 2005 by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Class B Stock or Common Stock.

                                                                                       Amount and
                                                 Name and Address                       Nature of            Percent of
                Title of Class                  Of Beneficial Owner               Beneficial Ownership        Class(1)
              ------------------    ------------------------------------------  ----------------------       ---------
              Class B Stock         Jerome I. Feldman                              568,750 shares(2)              47.4%
                                    c/o GP Strategies Corporation
                                    777 Westchester Avenue
                                    White Plains, NY 10604

              Class B Stock         Bedford Oak Partners, L.P.                     300,000 shares(3)              25.0%
                                    100 South Bedford Road
                                    Mt. Kisco, NY 10549

              Class B Stock         EGI-Fund (02-04) Investors, L.L.C.             300,000 shares(4)              25.0%
                                    Two N. Riverside Plaza
                                    Chicago, IL 60606

              Common Stock          Bedford Oak Partners, L.P.                  2,431,500 shares(3)(5)            14.3%

              Common Stock          Gabelli Asset Management, Inc.              1,412,200 shares(6)                8.0%
                                    One Corporate Center
                                    Rye, NY 10580

              Common Stock          EGI-Fund (02-04) Investors, L.L.C.          1,390,000 shares(4)(7)             8.2%

              Common Stock          Caxton International Limited                1,218,950 shares(8)                7.3%
                                    315 Enterprise Drive
                                    Plainsboro, NJ 08536

              Common Stock          Dimensional Fund Advisors, Inc.                877,455 shares(9)               5.3%
                                    1299 Ocean Avenue
                                    Santa Monica, CA 90401


    (1) The percentage of class calculation for Class B Stock assumes for each beneficial owner that no shares of Class B Stock are converted into Common Stock by the named beneficial owner or any other stockholder. The percentage of class calculation for Common Stock assumes for each beneficial owner that (i) all options are exercised in full and all shares of Class B Stock are converted into Common Stock only by the named beneficial owner and (ii) no other options are exercised and no other shares of Class B Stock are converted by any other stockholder.

    (2) On December 29, 1998, Martin M. Pollak granted certain rights of first refusal with respect to his Class B Stock and options to purchase Class B Stock to Mr. Feldman and his family, and Mr. Feldman granted certain tag-along rights with respect to his Class B Stock and options to purchase Class B Stock to Mr. Pollak and his family. Mr. Pollak retired as the Executive Vice President and Treasurer of the Company on May 31, 1999.

    (3) Based on a Schedule 13D filed jointly by Bedford Oak Partners, L.P. ("Bedford Oak"), Bedford Oak Advisors, LLC and Harvey P. Eisen with the Securities and Exchange Commission ("SEC") on July 25, 2002. See "Certain Transactions."

    (4) Based on a Schedule 13D/A filed jointly by EGI-Fund (02-04) Investors,

        L.L.C. ("EGI"), EGI-Managing Member (02-04), L.L.C. ("EGI-Managing Member"), SZ Investments, L.L.C. ("SZ Investments") and Chai Trust Company, L.L.C. ("Chai Trust") with the SEC on November 30, 2004 and information supplied by such entities. EGI-Managing Member is the managing member of EGI and SZ Investments is the managing member of EGI-Managing Member. Samuel Zell is the President of EGI, EGI-Managing Member and SZ Investments. SZ Investments is indirectly owned by various trusts established for the benefit of Samuel Zell and his family. The trustee of each of those trusts is Chai Trust, an Illinois limited liability company. See "Certain Transactions."

    (5) Includes 300,000 shares of Common Stock issuable upon conversion of Class B Stock held by Bedford Oak.

    (6) Based on a Schedule 13D filed jointly by Gabelli Funds, LLC, GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisors, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc. and Mario
        J. Gabelli with the SEC on August 20, 2003. Includes 937,500 shares issuable upon exercise of warrants to purchase shares of the Company's Common Stock. Mario Gabelli directly or indirectly controls or acts as chief investment officer of the aforementioned entities. See "Certain Transactions."

    (7) Includes 300,000 shares of Common Stock issuable upon conversion of Class B Stock held by EGI.

    (8) Based on a Schedule 13G filed jointly by Caxton International Limited, Caxton Equity Growth (BVI) Ltd., Caxton Equity Growth LLC, Caxton Associates, LLC, Bruce S. Kovner, Anthony Scolara, and Ross Taylor with the SEC on January 20, 2005.

   (9) Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the SEC on February 9, 2005. Dimensional has informed the Company that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

    The following table sets forth, as of March 18, 2005, the beneficial ownership of Common Stock, Class B Stock, and voting stock by each director, each of the named executive officers, and all directors and executive officers as a group.

                                               Total Number                        Total Number
                                               of Shares of        Percent of      of Shares of      Percent     Percent
                                               Common Stock          Common        Class B Stock        of         of
                                               Beneficially           Stock        Beneficially      Class B     Voting
                                                   Owned            Owned(1)           Owned         Stock(2)   Stock(3)

      Harvey P. Eisen(4)(5)(6)                  2,433,693(7)          14.3            300,000(8)        25.0%     17.9
      Jerome I. Feldman(6)                        710,924(9)           4.1            568,750(10)       47.4%     20.2
      Marshall S. Geller(4)(5)                    217,326(11)          1.3             --               --         --
      Scott N. Greenberg(6)                       147,461(12)          1.1             --               --         --
      Scott R. Peppet(4)(13)                          336               *              --               --         --
      Richard C. Pfenniger, Jr.(13)                 8,336               *              --               --         --
      Ogden R. Reid(13)                            16,211(11)           *              --               --         --
      Matthew Zell(4)(5)(13)(14)                      336(15)           *               --(16)          --         --
      Douglas E. Sharp                            114,764(11)          1.0             --               --         --
      Andrea D. Kantor                             59,932(11)           *              --               --         --
      Directors and Executive Officers          3,709,319(15)(17)     21.0            868,750(16)       72.4%     38.5%
      as a Group (10 persons).....
----------
* Less than one percent.

   (1) The percentage of class calculation for Common Stock assumes for each beneficial owner and directors and executive officers as a group that
         (i) all options are exercised in full and all shares of Class B Stock are converted into Common Stock only by the named beneficial owner or members of the group and (ii) no other options are exercised and no other shares of Class B Stock are converted by any other stockholder.

   (2) The percentage of class calculation for Class B Stock assumes for each beneficial owner and directors and executive officers as a group that no shares of Class B Stock are converted into Common Stock by the named beneficial owner, members of the group, or any other stockholder.

   (3) The percentage of voting stock calculation sets forth the percentage of the aggregate number of votes of all holders of Common Stock and Class B Stock represented by the Common Stock and Class B Stock beneficially owned by each beneficial owner and directors and executive officers as a group and assumes for each beneficial owner and directors and executive officers as a group that (i) all options are exercised in full only by the named beneficial owner or members of the group, (ii) no other options are exercised by any other stockholder, and (iii) no shares of Class B Stock are converted into Common Stock by the named beneficial owner, members of the group, or any other stockholder.

   (4)   Member of the Nominating/Corporate Governance Committee.

   (5)   Member of the Compensation Committee.

   (6)   Member of the Executive Committee.

   (7) Includes 2,431,500 shares of Common Stock beneficially owned by Bedford Oak. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak. See footnotes 3 and 5 to Principal Stockholders Table.

   (8) Includes 300,000 shares of Class B Stock beneficially owned by Bedford Oak. Mr. Eisen is deemed to have beneficial ownership of such shares by virtue of his position as managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak. See footnote 3 to Principal Stockholders Table.

   (9) Includes (i) 1,173 shares of Common Stock held by members of Mr. Feldman's family, (ii) 568,750 shares of Common Stock issuable upon conversion of Class B Stock held by Mr. Feldman, (iii) 119,716 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman and (iii) 4,385 shares of common Stock allocated to Mr. Feldman's account pursuant to the provisions of the GP Retirement Savings Plan (the "GP Plan"). Mr. Feldman disclaims beneficial ownership of the 1,173 shares of Common Stock held by members of his family.

   (10)  See footnote 2 to Principal Stockholders Table.

   (11) Includes 11,972 shares for each of Messrs. Geller and Reid, 107,764 shares for Mr. Sharp, and 59,858 shares for Ms. Kantor, issuable upon exercise of currently exercisable stock options, and 7,000 shares for Mr. Sharp and 74 shares for Ms. Kantor allocated pursuant to the provisions of the GP Plan.

   (12) Includes (i) 119,716 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg, (ii) 6,027 shares of Common Stock allocated to Mr. Greenberg's account pursuant to the provisions of the GP Plan and (iii) 4,000 shares of Common Stock held by members of his family. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares held by members of his family.

   (13)  Member of the Audit Committee.

   (14)  Designee of EGI.

   (15) Does not include 1,390,000 shares of Common Stock beneficially owned by EGI. See footnotes 4 and 7 to Principal Stockholders Table.

   (16) Does not include 300,000 shares of Class B Stock beneficially owned by EGI. See footnote 4 to Principal Stockholders Table.

   (17) Includes (i) 430,998 shares of Common Stock issuable upon exercise of currently exercisable stock options, (ii) 868,750 shares of Common Stock issuable upon conversion of Class B Stock, and (iii) 17,486 shares of Common Stock allocated to accounts pursuant to the provisions of the GP Plan.

                              ELECTION OF DIRECTORS

    Eight directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

    Jerome I. Feldman is founder and since 1959 has been Chief Executive Officer and a Director of the Company. He has also been Chairman of the Board of the Company since 1999. He was President of the Company from 1959 until 2001. He has been Chairman of the Board of Five Star Products, Inc. ("Five Star"), a paint and hardware distributor, since 1994; a Director of GSE Systems, Inc. ("GSE"), a global provider of real-time simulation and training solutions, since 1994; Chairman of the Board of GSE since 1997; Chairman of the Board and Chief Executive Officer of National Patent Development Corporation ("NPDC"), a holding company with interests in optical plastics, paint and hardware distribution services since August 2004; and a director of Valera Pharmaceuticals, Inc. ("Valera"), a specialty pharmaceutical company, since January 2005. Mr. Feldman is also Chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital Foundation. Age 76.

    Scott N. Greenberg has been a Director of the Company since 1987 and President and Chief Financial Officer since 2001. He was Executive Vice President and Chief Financial Officer from 1998 to 2001, Vice President and Chief Financial Officer from 1989 to 1998, and Vice President, Finance from 1985 to 1989. He has been a director of GSE since 1999 and was a Director of Five Star from 1998 to 2003 and a director of Valera until January 2005. Mr. Greenberg has also been a director and Chief Financial Officer of NPDC since August 2004. Age 47.

    Harvey P. Eisen has been a Director of the Company since 2002. He has been Chairman and Managing Member of Bedford Oak Management, LLC since 1998. Prior thereto, Mr. Eisen served as Senior Vice President of Travelers, Inc. and of Primerica prior to its merger with Travelers in 1993. Mr. Eisen has over thirty years of asset management experience, is often consulted by the national media for his views on all phases of the investment marketplace, and is frequently quoted in The Wall Street Journal, The New York Times, PensionWorld, U.S. News & World Report, Financial World and Business Week, among others. Mr. Eisen also appears regularly on such television programs as Wall Street Week, CNN, and CNBC. Mr. Eisen is a trustee of the University of Missouri Business School where he established the first accredited course on the Warren Buffet Principles of Investing. Mr. Eisen has also been a director of NPDC since August 2004. He is also a trustee of Rippowam Cisqua School in Bedford, New York and the Northern Westchester Hospital Center. Age 62.

    Mr. Geller is Senior Managing Director and Co-Founder of St. Cloud Capital LLC, a Small Business Investment Company (SBIC) licensed by the US SBA, formed in December 2001. He is also Chairman, CEO and Founding Partner of Geller & Friend Capital Partners, Inc., a merchant banking firm formed in 1995. Mr. Geller has spent more than 35 years in corporate finance and investment banking, including 21 years as a Senior Managing Director of Bear, Stearns & Co. with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Mr. Geller is currently Non-Executive Chairman of the Board of ShopNBC-ValueVision Media, Inc. (NasdaqNM: VVTV), a director of 1st Century Bank, Los Angeles, and is on the Board of Governors of Cedars Sinai Medical Center, Los Angeles. He was previously the Interim Co-Chairman of Hexcel Corporation (NYSE:HXL) and Interim President and COO of Players International, Inc. Mr. Geller also serves on the Dean's Advisory Council for the College of Business & Economics at California State University, Los Angeles. Age 66.

    Scott R. Peppet has been a Director of the Company since January 2005. Mr. Peppet is an Associate Professor of Law at the University of Colorado School of Law. Mr. Peppet brings extensive experience in the areas of legal and corporate ethics and dispute resolution. In addition, Mr. Peppet has run an active corporate education business for ten years focused on alliance management and negotiation training. Age 35.

    Richard C. Pfenniger, Jr. has been a Director of the Company since January 2005. Mr. Pfenniger is the Chairman of the Board, President, and Chief Executive Officer of Continucare Corporation, a provider of primary care physician services. Mr. Pfenniger was appointed President and Chief Executive Officer in October 2003 after having served as a member of the board of Continucare since March 2002 and as Chairman since September 2002. Mr. Pfenniger was the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc., a provider of career-oriented higher education, from 1997 until June 2003. From 1994 to

1997, Mr. Pfenniger served as the Chief Operating Officer of IVAX Corporation, and from 1989 to 1994 he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation, a multi-national pharmaceutical company. Mr. Pfenniger currently serves as a director of IVAX. Age 49.

    Ogden R. Reid has been a Director  of the Company  since 1979.  Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Mr. Reid is a director of Valera. Mr. Reid is currently Chairman of the Council of American Ambassadors. Age 79.

    Matthew Zell, a designee of EGI, has been a Director of the Company since January 2005. Mr. Zell has served as a Managing Director of Equity Group Investments, L.L.C. since 2001. Prior to joining Equity Group Investments L.L.C., Mr. Zell served as the President of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm. Mr. Zell is a director of Anixter International, Inc. and Desarroladora Homex S.A. Mr. Zell is the brother-in-law of Scott Peppet. Age 39.

Corporate Governance

    The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board of Directors held six meetings in 2004. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board on which they served.

    The non-management directors meet periodically in executive session. The executive sessions of non-management directors are to be presided over by the director who is the Chairman of the committee responsible for the issue being discussed. The Board intends to schedule at least two executive sessions of non-management directors each year. However, any director may request additional executive sessions of non-management directors to discuss any matter of concern. The Board of Directors has provided the means by which stockholders may send communications to the Board or to individual members of the Board. Such communications should be directed to the Secretary of the Company, 777 Westchester Avenue, White Plains, NY 10604, or by email at ldesantis@genphysics.com, with a copy to the General Counsel at the same address, or by email at akantor@genphysics.com, who will forward them to the intended recipients.

    The Board of Directors reviews the independence of its members on an annual basis. No director will be deemed to be independent unless the Board affirmatively determines that the director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board has not adopted any categorical standards of director independence, however, the Board of Directors employs the standards of independence of the NYSE rules currently in effect in making its determination that a director qualifies as independent. In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. As a result of its annual review, the Board of Directors has determined that Harvey P. Eisen, Marshall S. Geller, Richard C. Pfenniger, Jr., Scott R. Peppet, Ogden Reid and Matthew Zell are independent and that Jerome I. Feldman and Scott N. Greenberg are not independent because they are both executive officers of the Company. The Company has Nominating/Corporate Governance, Compensation and Audit Committees and based on these standards, all current members of such Committees are independent.

    The Board of Directors recently established the Nominating/Corporate Governance Committee. The Committee has acted twice since its creation. The Nominating/Corporate Governance Committee acts under a written charter, which may be viewed online on the Company's website at www.gpstrategies.com under the "Corporate Governance" section. The members of the Nominating/Corporate Governance Committee are Harvey P. Eisen, Marshall S. Geller, Matthew Zell and Scott R. Peppet. All members satisfy the independence requirements of the NYSE rules currently in effect. The principal functions of the Nominating/Corporate Governance Committee are to:

        (i) develop policies on the size and composition of the Board of Directors;

        (ii) identify individuals qualified to become members of the Board of Directors;

        (iii) recommend a slate of nominees to the Board of Directors annually;

        (iv) ensure that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent directors;

        (v) review and reassess the adequacy of the Board of Directors' corporate governance principles (which principles may be viewed online on the Company's website at www.gpstrategies.com under the "Corporate Governance" section); and

        (vi) advise the full Board of Directors on corporate governance matters.

    When the Board of Directors decides to recruit a new member it seeks strong candidates who possess qualifications and expertise that will enhance the composition of the Board of Directors. The criteria for selecting new directors can be viewed online on the Company's website at www.gpstrategies.com under the "Corporate Governance" section. The Board of Directors will consider any such strong candidate provided he or she possesses integrity and ethical character. If the Board of Directors does not believe that a candidate possesses the above personal characteristics, that candidate will not be considered. In recommending candidates for election to the Board of Directors, the Nominating/Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Upon selection of a qualified candidate, the Nominating/Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors.

    To recommend a prospective nominee for the Nominating/Corporate Governance Committee's consideration, stockholders should submit the candidate's name and qualification to the Company's Secretary in writing at 777 Westchester Avenue, White Plains, NY 10604, with a copy to the General Counsel at the same address. When submitting candidates for nomination to be elected at the Company's annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by the Company's By-laws. The Company's By-laws provide that any stockholder wishing to nominate a candidate for director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders no later than January 26, 2006 with respect to the 2006 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company's By-laws. Copies of the Company's By-laws are available to stockholders without charge upon request to the Company's Secretary at the Company's address set forth above.

    The Compensation Committee acts under a written charter, which may be viewed online on the Company's website at www.gpstrategies.com under the "Corporate Governance" section. The members of the Compensation Committee are Harvey P. Eisen, Marshall S. Geller and Matthew Zell. All members satisfy the independence requirements of the NYSE rules currently in effect. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of the Company's executive officers by:

        (i)   evaluating the Chief Executive  Officer's  performance and setting
              the  Chief  Executive   Officer's   compensation   based  on  such
              evaluation; and

        (ii)  developing   guidelines   and  reviewing  the   compensation   and
              performance of officers of the Company.

    The Compensation Committee administers the Company's Stock Option Plan and Incentive Stock Plan. In 2004, the Compensation Committee formally acted six times through formal meetings and unanimous written consents.

    The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings and acts as an advisory body to the Board of Directors by reviewing various matters prior to submission to the Board. The members of the Executive Committee are Jerome I. Feldman, Scott
N. Greenberg and Harvey P. Eisen. The Committee formally acted three times in 2004 through formal meetings and unanimous written consents.

    The current members of the Audit Committee are Ogden R. Reid, Matthew Zell, Scott R. Peppet and Richard C. Pfeniniger, Jr. All members satisfy the independence and experience requirements of the SEC and the NYSE current listing standards. The Board of Directors has determined that Richard C. Pfenniger, Jr. is the audit committee financial expert. The Audit Committee acts under a written charter, which is required to be provided to stockholders every three fiscal years, unless amended earlier. The Audit Committee charter may be viewed online on the Company's website at www.gpstrategies.com under the "Corporate Governance" section.

    The charter sets forth the responsibilities of the Audit Committee, which include (i) reviewing the independence, qualifications, services, fees and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and quarterly reports and recommendations submitted by the independent auditors, and (v) reviewing the Company's financial reporting, the system of internal financial controls, and accounting policies, including any significant changes, with management and the independent auditors. The Committee met eight times in 2004. In 2004 the members of the Audit Committee were: Ogden R. Reid, Roald Hoffmann, Bernard M. Kauderer and Mark A. Radzik.


Audit Committee Report

    During the year ended December 31, 2004, the Audit Committee reviewed and discussed the Company's annual and quarterly reports on Forms 10-K and 10-Q, the Company's earnings releases and the Company's audited financial statements with management and the Company's independent auditors, KPMG prior to their release. The Committee discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committee, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG their independence and satisfied itself as to the auditor's independence.

    Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC. In addition, the Audit Committee approved the KPMG as the independent auditors for the Company for fiscal 2005.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

                Ogden R. Reid, Chairman       Richard C. Pfenniger, Jr.
                Scott R. Peppet               Matthew Zell


Policy on Pre-Approval of Services Provided by Independent Auditors

    Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KPMG are subject to specific pre-approval policies of the Audit Committee. All audit and permitted non-audit services to be performed by KPMG require pre-approval of the Audit Committee or the Chairman of the Audit Committee in accordance with pre-approval policies established by the Audit Committee. The procedures require all proposed engagements of KPMG for services of any kind be directed to the Company's General Counsel and then submitted for approval to the Audit Committee prior to the beginning of any service.

Independent Registered Public Accounting Firms' Fees

    The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 for professional services rendered by the Company's independent auditors, KPMG:


                                            December 31,      December 31,
                                              2004(a)            2003(a)
                                              -------            -------

    Audit Fees(b)...........................$1,020.000..      $917,750
    Audit-Related Fees(c)...................$...216,200.      $  53,500
    Tax Fees(d)                             $   151,500       $213,530
    All other Fees(e).......................$........0..      $      0
----------
(a) The amounts for 2004 and 2003 include fees for GSE, which became a majority-owned subsidiary of the Company effective October 23, 2003. For 2004 and 2003, respectively, KPMG's audit fees attributable to GSE were $140,000 and $149,000, respectively, audit-related fees attributable to GSE were $38,000 and $9,500, respectively, and tax fees attributable to GSE were $5,000 and $118,718, respectively.

(b) Audit-fees consisted of fees for the audit of the Company's and GSE's consolidated financial statements, including quarterly review services in accordance with SAS No. 100, fees with respect to the audit of Internal Control over Financial Reporting for the Company, and review of SEC reporting matters for the Company.

(c) Audit-related fees consisted of the audit of the financial statements of employee benefit plans, statutory audit services for subsidiaries of General Physics Corporation ("GPC") and GSE and accounting research for the Company.

(d)  Includes fees for tax compliance services and research.

(e) There were no other fees paid to KPMG for 2004 and 2003 that do not fall into any other specified categories.


Directors Compensation

    During 2004, directors who were not employees of the Company or its subsidiaries received an annual fee of $10,000, payable quarterly. At the option of the director, up to one half of the annual fee could be paid in Common Stock. In addition, the directors received $1,500 for each meeting of the Board of Directors attended and generally do not receive any additional compensation for service on the committees of the Board of Directors. Employees of the Company or its subsidiaries do not receive additional compensation for serving as directors.

                             EXECUTIVE COMPENSATION

    The following table and notes present the compensation paid by the Company and subsidiaries to its Chief Executive Officer and the Company's other executive officers. No stock appreciation rights ("SARs") were granted during 2004 nor have any SARs been granted at any time in prior years.

                           Summary Compensation Table


                                                        Annual Compensation              Long Term Compensation
                                                  --------------------------------   -------------------------------
                                                                                      Restricted       Securities
                                                                                         Stock         Underlying        All Other
                                                     Salary            Bonus            Awards           Options       Compensation
Name and Principal Position           Year        ------------          ($)               ($)              (#)              ($)
                                                      ($)
-------------------------------    -----------                    ----------------   --------------   --------------  -------------

Jerome I. Feldman                     2004          504,950(1)     2,000,000(2)              --               --         199,322(3)
  Chairman and Chief                  2003          508,583        3,000,000(2)              --               --          73,271(4)
  Executive Officer                   2002          436,015               --                 --          100,000(5)       32,514(6)

Scott N. Greenberg.........           2004          289,296(7)       350,000(8)         296,100(9)            --          8,491(10)
  President and Chief                 2003          285,500           75,000(11)             --               --          24,584(12)
  Financial Officer                   2002          239,393               --                 --          100,000(5)       7,455(13)

Douglas E. Sharp...........           2004          347,517(14)       50,000(15)        239,700(9)            --          6,718(16)
  President, General Physics          2003          317,725(14)           --                 --               --          5,384(17)
  Corporation                         2002          280,618(14)           --                              75,100(5)       5,310(18)

 Andrea D. Kantor..........           2004          221,557           50,000(8)              --               --           8,170(19)
  Vice President and                  2003          218,490               --                 --               --           7,220(20)
  General Counsel                     2002          188,003               --                 --           50,000(5)        6,463(21)
----------

(1) Commencing October 1, 2004, Five Star has reimbursed the Company $16,666 per month for Mr. Feldman's services to Five Star. The amount shown includes such reimbursement amount.

(2) Bonus earned pursuant to the Incentive Compensation Agreement dated April 1, 2002, as amended. See "Certain Transactions".

(3) Includes a $4,625 matching contribution to the GP Plan and $194,697 for life insurance premiums.

(4) Includes a $4,404 matching contribution to the GP Plan and $32,867 for life insurance premiums. Also includes $36,000 paid to Mr. Feldman during the year ended December 31, 2003 by GSE as compensation for serving as a director of GSE. GSE became a majority-owned subsidiary of the Company effective October 23, 2003.

(5) Consists of options to purchase shares of common stock granted pursuant to the Company's 1973 Non-Qualified Stock Option Plan, as amended (the "Plan").

(6) Includes $4,489 matching contribution to the GP Plan; $23,792 for split dollar life insurance premiums; and $4,233 for group term life insurance premiums.

(7) Commencing July 1, 2004, Mr. Greenberg's salary has been paid by GPC.

(8) Discretionary bonus for 2004 paid in March 2005.

(9) The dollar values in the Restricted Stock Awards column are based on the closing market price of the Common Stock on March 23, 2005, the date the Restricted Stock was granted. The Restricted Stock Awards are subject to final documentation of the terms and conditions, pursuant to the provisions of the Company's 2003 Incentive Stock Plan.

(10)Includes a $6,500 matching contribution to the GP Plan and $1,991 for life insurance premiums.

(11) Bonus for 2003 under employment agreement paid by GPC in August 2004.

(12)Includes a $6,056 matching contribution to the GP Plan and $1,278 for life insurance premiums. Also includes $17,250 paid to Mr. Greenberg during the year ended December 31, 2003 by GSE as compensation for serving as a director of GSE. GSE became a majority-owned subsidiary of the Company effective October 23, 2003.

(13)Includes a $6,270 matching contribution to the GP Plan $568 for split dollar life insurance premiums; and $617 group term life insurance premiums.

(14) Paid by GPC for services rendered solely to GPC.

(15) Bonus for 2004 under employment agreement paid by GPC in March 2005.

(16)Includes a $4,570 matching contribution to the GP Plan and $2,148 for life insurance premiums paid by GPC.

(17)Includes a $4,271 matching contribution to the GP Plan and $1,113 for life insurance premiums paid by GPC.

(18)Includes a $4,467 matching contribution to the GP Plan; $555 for split dollar life insurance premiums paid by GPC; and $288 for group term life insurance premiums.

(19)Includes a $6,500 matching contribution to the GP Plan and $1,670 for life insurance premiums.

(20)Includes a $6,076 matching contribution to the GP Plan and $1,144 for life insurance premiums.

(21)Includes a $5,407 matching contribution to the GP Plan; $439 for split dollar life insurance premiums; and $617 for group term life insurance premiums.


                              Option Grants in 2004

     No options were granted to the named executive officers in 2004.

                       Aggregate Option Exercises in 2004
                        And Fiscal Year-End Option Values

    The following table and notes contain information concerning the exercise of stock options under the Plan during 2004 and unexercised options under the Plan held at the end of 2004 by the named executive officers. Unless otherwise indicated, options are to purchase shares of Common Stock.


                                   Shares                       Exercisable/Unexercisable   Value of Unexercised
                                 Acquired on      Value                Options at          In-the-Money Options at
                                  Exercise       Realized         December 31, 2004(#)     December 31, 2004($)(1)
                 Name                (#)           ($)        Exercisable  Unexercisable  Exercisable   Unexercisable
          ------------------         ---           ---        ----------- -------------------------------------------
          Jerome I. Feldman.           0            0          119,716               0       492,032              0
          Scott N. Greenberg           0            0          119,716               0       492,032              0
          Douglas E. Sharp..           0            0          107,764       41,136          264,975         140,093
          Andrea D. Kantor..           0            0           59,858               0       246,016              0
----------

(1) Calculated based on $7.45, which was the closing price of the Common Stock as reported by the NYSE on December 31, 2004.


Compensation Committee Report on Executive Compensation

    The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company. In fiscal 2004, the Compensation Committee consisted of Gordon Smale and Harvey P. Eisen.

    The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative, and achievement, as well as assisting the Company in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

    Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus, and long-term compensation in the form of incentive stock options, non-qualified stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of the Company's Common Stock. The compensation for the executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Compensation Committee in establishing annual bonuses and other incentive compensation.

    The Company has certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 2004, the Company also made matching contributions to the GP Plan for those participants.


Mr. Feldman's 2004 Compensation

    Mr. Feldman's compensation in 2004 was determined principally by the terms of his employment agreement with the Company, which was negotiated with the Compensation Committee, and by the terms of the incentive compensation agreement described below. Effective June 1, 1999, the Company and Mr. Feldman entered into a five-year employment agreement, which agreement was extended until May 31, 2007, as described below. In considering Mr. Feldman's compensation and the terms of the employment agreement and the incentive compensation agreement, the Compensation Committee considered Mr. Feldman's significant contribution to the strategic redirection of the Company over the last several years.

    On November 3, 2004 and December 10, 2004, Mr. Feldman earned an incentive payment of $1 million each under the terms of the incentive compensation agreement described below.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Securities Exchange Act that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Harvey P. Eisen


Employment Agreements

    Jerome I. Feldman. As of June 1, 1999, Jerome I. Feldman and the Company entered into an employment agreement pursuant to which Mr. Feldman was employed as Chief Executive Officer of the Company until May 31, 2004, unless sooner terminated. The Employment Agreement also provides that Mr. Feldman is employed as President of the Company, but effective June 12, 2001, Mr. Feldman resigned as President of the Company and Scott N. Greenberg was elected to that office. On April 1, 2002, the Compensation Committee extended Mr. Feldman's Employment Agreement until May 31, 2007, which extension was ratified unanimously by the Board of Directors on May 3, 2002, with Mr. Feldman abstaining.

    Commencing June 1, 1999, Mr. Feldman's base annual salary is $400,000, with annual increases of $25,000. The Company and Mr. Feldman also agreed to negotiate in good faith to formulate an annual incentive based compensation arrangement based on the Company's achieving certain financial milestones which will be fair and equitable to Mr. Feldman and the Company and its stockholders. Pursuant to such provision, the Compensation Committee approved an Incentive Compensation Agreement (the "Incentive Agreement") with Mr. Feldman on April 1, 2002, which Incentive Agreement was ratified unanimously by the Board of Directors on May 3, 2002, with Mr. Feldman abstaining.

    Pursuant to the Incentive Agreement, Mr. Feldman, was eligible to receive from the Company up to five payments in an amount of $1 million each, based on the closing price of the Company's common stock sustaining or averaging increasing specified levels over periods of at least 10 consecutive trading days. On each of June 11, 2003, July 23, 2003, December 22, 2003, November 3, 2004 and December 10, 2004, Mr. Feldman earned an incentive payment of $1 million. To the extent there are any outstanding loans from the Company to Mr. Feldman at the time an incentive payment is payable, the Company has the right to set-off the payment of such incentive payment first against the outstanding accrued interest under such loans and next against any outstanding principal.

    Each incentive payment was payable on the date earned, except that any incentive payment earned prior to December 31, 2003 is payable on the Company's last payroll date in December. On October 1, 2003, the Incentive Agreement was amended to allow Mr. Feldman to defer receipt of any incentive payment for a period of at least six months. The deferral period will automatically renew unless Mr. Feldman gives a termination notice at least 30 days prior to the expiration of the deferral period. However, no deferral period may end later than May 31, 2007. A deferral notice with respect to any incentive payment earned prior to December 31, 2003 was required to be given prior to December 1, 2003 (which deferral notice was timely given by Mr. Feldman) and a deferral notice with respect to any incentive payment earned on or after December 31, 2003 was required to be given at least five business days prior to the date that such incentive payment is earned (which deferral notice was timely given by Mr. Feldman). Pursuant to such deferral provisions, all five incentive payments are payable in January 2006, unless further deferred. A deferral notice cannot be given, and any deferral period will end, if any outstanding loan from the Company to Mr. Feldman is due and payable and is not otherwise paid. Interest accrues on each deferred amount at the prime rate minus 1%, which is 1% less than the interest rate accrued on the Company's outstanding loans to Mr. Feldman.

    Although any set-off of the payments earned on June 11, 2003, July 23, 2003, December 22, 2003, November 3, 2004 and December 10, 2004 will take place in future periods when such amounts are payable, for accounting purposes, the set-offs will be deemed to have occurred on the dates earned since the Company possesses the right of set-off under the Incentive Agreement. As a result, for accounting purposes only, the Company applied the first $1 million earned by Mr. Feldman against $1 million of accrued interest, the second $1 million against $163,000 of accrued interest and $837,000 of principal, the third $1 million against $64,000 of accrued interest and $936,000 of principal, the fourth $1 million against $86,000 of accrued interest and $914,000 of principal, and the fifth million against $67,000 of accrued interest and $933,000 of principal, which resulted in the outstanding balance of the note being reduced, for accounting purposes only, from $2,323,000 as of December 31, 2003 to approximately $619,000 as of December 31, 2004.

    Pursuant to the employment agreement entered into in 1999, the Company granted Mr. Feldman under the Company's option plan, options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, which options expired on May 31, 2004. The Company is required to provide Mr. Feldman with an automobile, to pay for country club dues, which membership is to be used primarily to further the Company's business, and to maintain the existing life and disability insurance covering Mr. Feldman. The maturity date of the Company's presently outstanding loans to Mr. Feldman was extended to May 31, 2004, and all contractual restrictions imposed by the Company on the disposition by Mr. Feldman of shares of Class B Stock were terminated. On April 1, 2002, the Compensation Committee amended the Employment Agreement to extend the maturity date of such loans to May 31, 2007, which amendment was ratified unanimously by the Board of Directors on May 3, 2002, with Mr. Feldman abstaining.

    The Company may terminate the employment agreement for Cause, which is defined as (i) the willful and continued failure by Mr. Feldman to substantially perform his duties or obligations or (ii) the willful engaging by Mr. Feldman in misconduct which is materially monetarily injurious to the Company. If the employment agreement is terminated for Cause, the Company is required to pay Mr. Feldman his full salary through the date his employment is terminated. If Mr. Feldman's employment is terminated by his death, the Company is required to pay to his heirs, in a lump sum, an amount equal to his full salary for the period ending May 31, 2007. If, as a result of Mr. Feldman's incapacity due to physical or mental illness, he is absent from his duties on a full-time basis for the entire period of six consecutive months, and he does not return within 30 days of notice, the Company may terminate his employment. Mr. Feldman is entitled to receive his full salary during the disability period until his employment is terminated.

    Mr. Feldman can terminate the employment agreement for Good Reason, which is defined to include (i) a change in control of the Company or (ii) a failure by the Company to comply with any material provision of the employment agreement which has not been cured within ten days after notice. A "change in control" of the Company is defined as (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Current Report on Form 8-K

("Form 8-K") pursuant to Section 13 or 15(d) of the Exchange Act, other than a change of control resulting in control by Mr. Feldman or a group including Mr. Feldman, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Feldman or a group including Mr. Feldman, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (iii) at any time individuals who were either nominated for election or elected by the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board.

    If the Company wrongfully terminates the employment agreement or Mr. Feldman terminates the employment agreement for Good Reason, then (i) the Company is required to pay Mr. Feldman his full salary through the termination date; (ii) the Company is required to pay as severance pay to Mr. Feldman an amount equal to (a) Mr. Feldman's average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by (b) the greater of (i) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated and (ii) three, such payment to be made (c) if termination is based on a change of control of the Company, in a lump sum or (d) if termination results from any other cause, in substantially equal semimonthly installments payable over the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated; (iii) all options to purchase the Company's Common Stock granted to Mr. Feldman under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Mr. Feldman's employment by the Company had not terminated and, if Mr. Feldman's termination is based on a change of control of the Company and Mr. Feldman elects to surrender any or all of such options to the Company, the Company is required to pay Mr. Feldman a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over (b) the aggregate exercise price of the options surrendered; (iv) the Company is required to maintain in full force and effect, for a number of years equal to the greater of (a) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated and (b) three, all employee benefit plans and programs in which Mr. Feldman was entitled to participate immediately prior to the termination date; and (v) if termination of the employment agreement arises out of a breach by the Company, the Company is required to pay all other damages to which Mr. Feldman may be entitled as a result of such breach.

    Notwithstanding the foregoing, the Company shall not be obligated to pay any portion of any amount otherwise payable to Mr. Feldman if the Company could not reasonably deduct such portion solely by operation of Section 280G ("Section 280G") of the Internal Revenue Code of 1986, as amended.

    Scott N. Greenberg. As of July 1, 1999, Scott N. Greenberg and the Company entered into an employment agreement pursuant to which Mr. Greenberg is employed as the Executive Vice President of the Company. Effective June 12, 2001, Mr. Greenberg was elected President of the Company. Unless sooner terminated pursuant to its terms, the employment agreement terminated on June 30, 2004, provided that if the employment agreement has not been terminated prior to June 30, 2002, the employment agreement is extended on June 30, 2002 to June 30, 2005. On April 1, 2002, the Compensation Committee amended Mr. Greenberg's employment agreement, which amendment was ratified unanimously by the Board of Directors on May 3, 2002, with Mr. Greenberg abstaining, to provide that the employment agreement now terminates on June 30, 2007, provided that if the employment agreement has not been terminated prior to June 30, 2005, the employment agreement is extended on June 30, 2005 to June 30, 2008. On January 21, 2005, the Compensation Committee amended Mr. Greenberg's employment agreement, to provide that the employment agreement now terminates on June 30, 2008.

    Commencing July 1, 1999, Mr. Greenberg's base annual salary is $250,000, with annual increases to be determined by the Board of Directors of not less than the greater of (i) 3% and (ii) the percentage increase in the Consumer Price Index. The Company agreed to pay Mr. Greenberg a signing bonus in 1999 of $300,000, which Mr. Greenberg waived. Mr. Greenberg is entitled to an annual bonus based upon the percentage increase in GPC's earnings before interest, taxes, depreciation and amortization, excluding extraordinary or unusual nonrecurring items of income and expense ("EBITDA"), from GPC's EBITDA for the prior year, up to 50% of his base salary. Pursuant to such provision, Mr. Greenberg received a bonus of $75,000 in 2004 for the 2003 fiscal year. Pursuant to the employment agreement entered into in 1999, the Company has granted Mr. Greenberg under the Company's option plan, options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, the market price on the date of grant, which options expired on June 30, 2004. The Company is required to provide Mr. Greenberg with an automobile and to maintain the existing life and disability insurance covering Mr. Greenberg.

    The Company may terminate the employment agreement for Cause, which is defined as (i) the willful and continued failure by Mr. Greenberg to substantially perform his duties or obligations or (ii) the willful engaging by Mr. Greenberg in misconduct which is materially monetarily injurious to the Company. If the employment agreement is terminated for Cause, the Company is required to pay Mr. Greenberg his full salary through the date his employment is terminated. If Mr. Greenberg's employment is terminated by his death, the Company is required to pay to his spouse or estate his full salary for a period of one year. If, as a result of Mr. Greenberg's incapacity due to physical or mental illness, he is absent from his duties on a full-time basis for the entire period of six consecutive months, and he does not return within 30 days of notice, the Company may terminate his employment. Mr. Greenberg is entitled to receive his full salary during the disability period until his employment is terminated.

    Mr. Greenberg can terminate the employment agreement for Good Reason, which is defined to include (i) a change in control of the Company, (ii) a management change in control of the Company, or (iii) a failure by the Company to comply with any material provision of the employment agreement which has not been cured within ten days after notice. A "change in control" of the Company is defined as any of the following, but only if not approved by the Board of Directors, (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, other than a change of control resulting in control by Mr. Feldman or Mr. Greenberg or a group including Mr. Feldman or Mr. Greenberg,
(ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Feldman or Mr. Greenberg or a group including Mr. Feldman or Mr. Greenberg, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (iii) the Company and its affiliates owning less than a majority of the voting stock of GPC, (iv) the sale of all or substantially all of the assets of GPC, or (v) at any time when there has not been a management change of control of the Company, individuals who were either nominated for election or elected by the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board. A "management change in control" of the Company is defined as (i) an event that would have constituted a change of control of the Company if it had not been approved by the Board of Directors or (ii) a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, resulting in control by a buy-out group including Mr. Feldman but not Mr. Greenberg.

    If the Company wrongfully terminates the employment agreement or Mr. Greenberg terminates the employment agreement for Good Reason (other than as a result of a management change of control), (i) the Company is required to pay Mr. Greenberg his full salary and provide him his benefits through the termination date, and pay him his full annual bonus for the calendar year in which termination occurs; (ii) the Company is required to pay as severance pay to Mr. Greenberg an amount equal to (a) Mr. Greenberg's average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by (b) the greater of (I) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and (II) three, such payment to be made (c) if termination is based on a change of control of the Company, in a lump sum or (d) if termination results from any other cause, in substantially equal semimonthly installments payable over the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended; (iii) all options to purchase the Company's Common Stock granted to Mr. Greenberg under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Mr. Greenberg's employment by the Company had not terminated and, if Mr. Greenberg's termination is based on a change of control of the Company and Mr. Greenberg elects to surrender any or all of such options to the Company, the Company is required to pay Mr. Greenberg a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over
(b) the aggregate exercise price of the options surrendered; (iv) the Company is required to maintain in full force and effect, for a number of years equal to the greater of (a) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and (b) three, all employee benefit plans and programs in which Mr. Greenberg was entitled to participate immediately prior to the termination date; and (v) if termination of the employment agreement arises out of a breach by the Company, the Company is required to pay all other damages to which Mr. Greenberg may be entitled as a result of such breach.

    If Mr. Greenberg terminates the employment agreement for Good Reason as a result of a management change of control, (i) the Company is required to pay Mr. Greenberg his full salary and provide him his benefits through the termination date, and pay him his full annual bonus for the calendar year in which termination occurs; (ii) the Company is required to pay as severance pay to Mr. Greenberg a lump sum amount equal to twice Mr. Greenberg's average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date; (iii) all options to purchase the Company's Common Stock granted to Mr. Greenberg under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Mr. Greenberg's employment by the Company had not terminated and, if Mr. Greenberg elects to surrender any or all of such options to the Company, the Company is required to pay Mr. Greenberg a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over (b) the aggregate exercise price of the options surrendered; and (iv) the Company is required to maintain in full force and effect for two years all employee benefit plans and programs in which Mr. Greenberg was entitled to participate immediately prior to the termination date.

    Notwithstanding the foregoing, the Company shall not be obligated to pay any portion of any amount otherwise payable to Mr. Greenberg if the Company could not reasonably deduct such portion solely by operation of Section 280G.

    Douglas E. Sharp. As of July 1, 1999, Douglas E. Sharp and GPC entered into an employment agreement pursuant to which Mr. Sharp was employed as Group President of GPC. Mr. Sharp was elected President of GPC on September 4, 2002. Unless sooner terminated pursuant to its terms, the employment agreement terminated on June 30, 2004, provided however, that since the employment agreement was not terminated prior to June 30, 2002, the employment agreement provided that it was extended on June 30, 2002 to June 30, 2005. On January 21, 2005, the Compensation Committee amended the employment agreement, to provide that the employment agreement now terminates on June 30, 2008.

    Commencing July 1, 1999, Mr. Sharp's base annual salary is $230,000, with annual increases to be determined by the Board of Directors of GPC of not less than 3%. GPC paid Mr. Sharp a signing bonus in 1999 of $300,000. Mr. Sharp is entitled to an annual bonus based upon the percentage increase in GPC's EBITDA from GPC's EBITDA for the prior year, up to 50% of his base salary. Pursuant to such provision, Mr. Sharp received a bonus of $50,000 in 2005 for the 2004 fiscal year. Pursuant to the employment agreement entered into in 1999, the Company has granted Mr. Sharp under the Company's option plan, options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, the market price on the date of grant, which options expired on June 30, 2004. GPC is required to provide Mr. Sharp with an automobile.

    GPC may terminate the employment agreement for Cause, which is defined as
(i) the willful and continued failure by Mr. Sharp to substantially perform his duties or obligations or (ii) the willful engaging by Mr. Sharp in misconduct which is materially monetarily injurious to GPC. If the employment agreement is terminated for Cause, GPC is required to pay Mr. Sharp his full salary through the date his employment is terminated. If Mr. Sharp's employment is terminated by his death, GPC is required to pay to his spouse or estate his full salary for a period of one year. If, as a result of Mr. Sharp's incapacity due to physical or mental illness, he is absent from his duties on a full-time basis for the entire period of six consecutive months, and he does not return within 30 days of notice, GPC may terminate his employment. Mr. Sharp is entitled to receive his full salary during the disability period until his employment is terminated.

    Mr. Sharp can terminate the employment agreement for Good Reason, which is defined to include (i) a change in control of the Company, (ii) a management change in control of the Company, or (ii) a failure by GPC to comply with any material provision of the employment agreement which has not been cured within ten days after notice. A "change in control" of the Company is defined as any of the following, but only if not approved by the Board of Directors, (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, other than a change of control resulting in control by Mr. Feldman or a group including Mr. Feldman (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Feldman or a group including Mr. Feldman, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (iii) the Company and its affiliates owning less than a majority of the voting stock of GPC, (iv) the sale of all or substantially all of the assets of the Company, or (v) at any time when there has not been a management change of control of the Company, individuals who were either nominated for election or elected by the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board. A "management change in control" of the Company is defined as (i) an event that would have constituted a change of control of the Company if it had not been approved by the Board of Directors or (ii) a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, resulting in control by a buy-out group including Mr. Feldman.

    If GPC wrongfully terminates the employment agreement or Mr. Sharp terminates the employment agreement for Good Reason, (i) GPC is required to pay Mr. Sharp his full salary and provide him his benefits through the termination date, and pay him his full annual bonus for the calendar year in which termination occurs; (ii) GPC is required to pay as severance pay to Mr. Sharp an amount equal to (a) Mr. Sharp's average annual cash compensation received from GPC during the three full calendar years immediately preceding the termination date, multiplied by (b) the greater of (I) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and
(II) three, such payment to be made (c) if termination is based on a change of control of the Company, in a lump sum or (d) if termination results from any other cause, in substantially equal semimonthly installments payable over the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended; (iii) all options to purchase the Company's Common Stock granted to Mr. Sharp under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Mr. Sharp's employment by GPC had not terminated and, if Mr. Sharp's termination is based on a change of control of the Company and Mr. Sharp elects to surrender any or all of such options to GPC, GPC is required to pay Mr. Sharp a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over
(b) the aggregate exercise price of the options surrendered; (iv) GPC is required to maintain in full force and effect, for a number of years equal to the greater of (a) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and (b) three, all employee benefit plans and programs in which Mr. Sharp was entitled to participate immediately prior to the termination date; and (v) if termination of the employment agreement arises out of a breach by GPC, GPC is required to pay all other damages to which Mr. Sharp may be entitled as a result of such breach.

    Notwithstanding the foregoing, GPC shall not be obligated to pay any portion of any amount otherwise payable to Mr. Sharp if GPC could not reasonably deduct such portion solely by operation of Section 280G.

    The Company guaranteed the performance by GPC of its obligations under Mr. Sharp's employment agreement.

    Andrea D. Kantor. As of May 1, 2001, Andrea D. Kantor and the Company entered into an employment agreement pursuant to which Ms. Kantor is employed as the Vice President and General Counsel of the Company. Unless sooner terminated pursuant to its terms, the employment agreement terminated on June 30, 2004, provided however, that since the employment agreement was not terminated prior to June 30, 2002, the employment agreement provided that it was extended on June 30, 2002 to June 30, 2005. On January 21, 2005, the Compensation Committee amended Ms. Kantor's employment agreement, to provide that the employment agreement now terminates on June 30, 2007.

    Commencing May 1, 2001, Ms. Kantor's base annual salary is $190,000, with annual increases to be determined by the Board of Directors of not less than the greater of (i) 3% and (ii) the percentage increase in the Consumer Price Index. Ms. Kantor is entitled to an annual bonus, as determined by the Board based upon the Company's revenues, profits or losses, financing activities, and such other factors deemed relevant by the Board. The Company is required to provide Ms. Kantor with an automobile and to maintain the existing life and disability insurance covering Ms. Kantor.

    The Company may terminate the employment agreement for Cause, which is defined as (i) the willful and continued failure by Ms. Kantor to substantially perform her duties or obligations or (ii) the willful engaging by Ms. Kantor in misconduct which is materially monetarily injurious to the Company. If the employment agreement is terminated for Cause, the Company is required to pay Ms. Kantor her full salary through the date her employment is terminated. If Ms. Kantor's employment is terminated by her death, the Company is required to pay to her spouse or estate her full salary for a period of one year. If, as a result of Ms. Kantor's incapacity due to physical or mental illness, she is absent from her duties on a full-time basis for the entire period of six consecutive months, and she does not return within 30 days of notice, the Company may terminate her employment. Ms. Kantor is entitled to receive her full salary during the disability period until her employment is terminated.

    Ms. Kantor can terminate the employment agreement for Good Reason, which is defined to include (i) a change in control of the Company, (ii) a management change in control of the Company, or (iii) a failure by the Company to comply with any material provision of the employment agreement which has not been cured within ten days after notice. A "change in control" of the Company is defined as any of the following, but only if not approved by the Board of Directors, (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, other than a change of control resulting in control by Mr. Feldman or Mr. Greenberg or a group including Mr. Feldman or Mr. Greenberg,
(ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Feldman or Mr. Greenberg or a group including Mr. Feldman or Mr. Greenberg, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, (iii) the Company and its affiliates owning less than a majority of the voting stock of GPC, (iv) the sale of all or substantially all of the assets of GPC, or (v) at any time when there has not been a management change of control of the Company, individuals who were either nominated for election or elected by the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board. A "management change in control" of the Company is defined as (i) an event that would have constituted a change of control of the Company if it had not been approved by the Board of Directors or (ii) a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of Form 8-K, resulting in control by a buy-out group including Mr. Feldman or Mr. Greenberg.

    If the Company wrongfully terminates the employment agreement or Ms. Kantor terminates the employment agreement for Good Reason (other than as a result of a management change of control), (i) the Company is required to pay Ms. Kantor her full salary and provide her benefits through the termination date, and pay her full annual bonus for the calendar year in which termination occurs; (ii) the Company is required to pay as severance pay to Ms. Kantor an amount equal to (a) Ms. Kantor's average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date, multiplied by (b) the greater of (I) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and (II) three, such payment to be made (c) if termination is based on a change of control of the Company, in a lump sum or (d) if termination results from any other cause, in substantially equal semimonthly installments payable over the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended; (iii) all options to purchase the Company's Common Stock granted to Ms. Kantor under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Ms. Kantor's employment by the Company had not terminated and, if Ms. Kantor's termination is based on a change of control of the Company and Ms. Kantor elects to surrender any or all of such options to the Company, the Company is required to pay Ms. Kantor a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over (b) the aggregate exercise price of the options surrendered; (iv) the Company is required to maintain in full force and effect, for a number of years equal to the greater of (a) the number of years (including partial years) that would have been remaining in the employment period if the employment agreement had not so terminated but was not subsequently extended and
(b) three, all employee benefit plans and programs in which Ms. Kantor was entitled to participate immediately prior to the termination date; and (v) if termination of the employment agreement arises out of a breach by the Company, the Company is required to pay all other damages to which Ms. Kantor may be entitled as a result of such breach.

    If Ms. Kantor terminates the employment agreement for Good Reason as a result of a management change of control, (i) the Company is required to pay Ms. Kantor her full salary and provide her benefits through the termination date, and pay her full annual bonus for the calendar year in which termination occurs;
(ii) the Company is required to pay as severance pay to Ms. Kantor a lump sum amount equal to twice Ms. Kantor's average annual cash compensation received from the Company during the three full calendar years immediately preceding the termination date; (iii) all options to purchase the Company's Common Stock granted to Ms. Kantor under the Company's option plan or otherwise immediately become fully vested and terminate on such date as they would have terminated if Ms. Kantor's employment by the Company had not terminated and, if Ms. Kantor elects to surrender any or all of such options to the Company, the Company is required to pay Ms. Kantor a lump sum cash payment equal to the excess of (a) the fair market value on the termination date of the securities issuable upon exercise of the options surrendered over (b) the aggregate exercise price of the options surrendered; and (iv) the Company is required to maintain in full force and effect for two years all employee benefit plans and programs in which Ms. Kantor was entitled to participate immediately prior to the termination date.

    Notwithstanding the foregoing, the Company shall not be obligated to pay any portion of any amount otherwise payable to Ms. Kantor if the Company could not reasonably deduct such portion solely by operation of Section 280G.


Certain Transactions

    On August 8, 2003, pursuant to a Note and Warrant Purchase Agreement, the Company issued and sold to Gabelli Asset Management, Inc. $7,500,000 aggregate principal amount of 6% Conditional Subordinated Notes due 2008 (the "Notes") and 937,500 warrants ("GP Warrants"), each entitling the holder thereof to purchase (subject to adjustment) one share of the Company's Common Stock. The aggregate purchase price for the Notes and GP Warrants was $7,500,000. Gabelli Asset Management, Inc. beneficially owns approximately 8.0% of the Company's common stock based on a Schedule 13D filed with the SEC on August 20, 2003. See Principal Stockholders.

    The Notes mature August 2008 with interest at the rate of 6% per annum payable semi-annually commencing on December 31, 2003. The Notes are secured by a mortgage on the Company's former property located in Pawling, New York that was contributed to MXL Industries, Inc. ("MXL") in connection with the spin-off (the "Spin-Off") of National Patent Development Corporation ("NPDC"), which occurred on November 24, 2004. MXL, which is now a subsidiary of NPDC, assumed the mortgage, but without liability for repayment of the Notes or any other obligations of the Company under the Note and Warrant Purchase Agreement (other than foreclosure on the property). If there is a foreclosure on the mortgage for payment of the Notes, the Company has agreed to indemnify MXL for the loss of the value of the property.

    At any time that less than $1,875,000 principal amount of Notes are outstanding, the Company may defease the obligations secured by the mortgage and obtain a release of the lien of the mortgage by depositing with an agent for the Noteholders bonds or government securities with an investment grade rating by a nationally recognized rating agency which, without reinvestment, will provide cash on the maturity date of the Notes in an amount not less than the outstanding principal amount of the Notes.

    The GP Warrants had an initial exercise price of $8.00 per share (adjusted to $6.14 per share as a result of the Spin-Off) and are exercisable at any time until August 2008. The exercise price of the GP Warrants was adjusted to take into account the Spin-Off and issuance of the NPDC Warrants described below by multiplying the exercise price of the GP Warrants in effect immediately prior to the Spin-Off by a fraction, the numerator of which is the average closing price of the Company's Common Stock over the 20 consecutive trading days commencing on the record date of the Spin-Off, and the denominator is the sum of the average closing prices of the Company's Common Stock and NPDC common stock over the same period (based on the issuance in the Spin-Off of one share of NPDC common stock for each share of the Company's Common Stock or Class B Stock held). The exercise price may be paid in cash, by delivery of Notes, or a combination of the two. The GP Warrants contain anti-dilution provisions for stock splits, reorganizations, mergers, and similar transactions.

    The Company filed a registration statement to register the resale of the shares of the Common Stock issuable on exercise of the GP Warrants, and has agreed to certain other registration rights in favor of the holders of the GP Warrants. On December 8, 2003, a registration statement covering the resale of the shares of common stock issuable on exercise of the GP Warrants was declared effective by the Securities and Exchange Commission.

    Pursuant to the Note and Warrant Purchase Agreement, on completion of the Spin-Off, NPDC issued warrants ("NPDC Warrants") to the holders of the GP Warrants. The NPDC Warrants entitle the holders to purchase, in the aggregate, a number of shares of NPDC common stock equal to 8% of the number of shares outstanding at completion of the Spin-Off, subject to reduction for any GP Warrants exercised prior to the Spin-Off. An aggregate of 1,423,887 NPDC Warrants were issued to the holders of the GP Warrants on December 4, 2004, and allocated among them pro-rata based on the respective number of GP Warrants held by them on such date. The exercise price of the NPDC Warrants is $3.57, which is 160% of the average closing price of the NPDC common stock over the 20 consecutive trading days commencing on the record date of the Spin-Off. The NPDC Warrants are exercisable until August 2008. The NPDC Warrants have similar anti-dilution provisions similar to those contained in the GP Warrants. NPDC has agreed to provide the holders of the NPDC Warrants with registration rights similar to those provided by the Company to the holders of the GP Warrants.

    On October 19, 2001, the Company sold 300,000 shares of Class B Stock (the "Bedford Shares") of the Company for an aggregate purchase price of $900,000 to Bedford Oak in a private placement transaction. Upon the disposition of any of the Bedford Shares (other than to an affiliate of Bedford Oak who agrees to be bound by such disposition restrictions or at the request of the Board of Directors of the Company, Bedford Oak is required to exercise the right to convert all of the Bedford Shares then owned by Bedford Oak into an equal number of shares of Common Stock of the Company. Harvey P. Eisen, the managing member of Bedford Oak Advisors, LLC, the investment manager of Bedford Oak, was elected a director of the Company in July 2002.

    Pursuant to an agreement dated May 3, 2002 (the "EGI Agreement"), the Company sold to EGI in a private placement transaction 1,000,000 shares of Common Stock (the "EGI Common Shares") of the Company for an aggregate purchase price of $3,500,000 and 300,000 shares of Class B Stock (the "EGI Class B Shares") of the Company for an aggregate purchase price of $1,260,000. Until such time as EGI has disposed of more than 50% of the aggregate number of EGI Common Shares and EGI Class B Shares, EGI is entitled to designate one representative to serve as a member of the Board, subject to the approval of the Company, which approval shall not be unreasonably denied or delayed. Matthew Zell was appointed a director of the Company in January 2005 to replace Mark Radzik as the board designee of EGI. Upon the disposition of any of the EGI Class B Shares (other than to an affiliate of EGI or to a transferee approved by the Board who in each case agrees to be bound by the provisions of the EGI Agreement), EGI is required to exercise the right to convert all of the EGI Class B Shares then owned by EGI into an equal number of shares of Common Stock of the Company.

    The Company and EGI had entered into an advisory services agreement providing that, to the extent requested by the Company and deemed appropriate by EGI, EGI shall assist the Company in developing, identifying, evaluating, negotiating, and structuring financings and business acquisitions. The Company had agreed to pay EGI a transaction fee equal to 1% of the proceeds received by the Company in a financing, or of the consideration paid by the Company in a business acquisition, in respect of which EGI has provided material services. The advisory agreement was terminated on November 18, 2004. EGI did not provide any services to the Company pursuant to the agreement and therefore no fees were paid to EGI by the Company.

    On April 1, 2002, Jerome I. Feldman and the Company entered into an incentive compensation agreement pursuant to which Mr. Feldman was eligible to receive from the Company up to five payments in an amount of $1 million each, based on the closing price of the Company's Common Stock sustaining or averaging increasing specified levels over periods of at least 10 consecutive trading days. On June 11, 2003, July 23, 2003, December 22, 2003, November 3, 2004 and December 10, 2004, Mr. Feldman earned an incentive payment of $1 million each, which amounts are payable in January 2006, unless further deferred. To the extent there are any outstanding loans from the Company to Mr. Feldman at the time an incentive payment is payable, the Company has the right to set off the payment of such incentive payment first against the outstanding accrued interest under such loans and next against any outstanding principal. See "Employment Agreements - Jerome I. Feldman".

    The Company has made loans to Jerome I. Feldman, the Chairman of the Board and Chief Executive Officer of the Company. Mr. Feldman primarily utilized the proceeds of such loans to exercise options to purchase Class B Stock. Such loans bear interest at the prime rate of Fleet Bank and are secured by the purchased Class B Stock and certain other assets. The largest aggregate amount of indebtedness (including principal and accrued interest) outstanding from January 1, 2004 through March 18, 2005 was $2,833,701, which was the amount outstanding on November 2, 2004. As of March 18, 2005, the aggregate amount of indebtedness (including principal and accrued interest) outstanding under the loans, for accounting purposes only, after giving effect to the application of the five $1 million incentive payments to Mr. Feldman as described under "Employment Agreements - Jerome I. Feldman," was $889,892.

    On July 1, 2002, the Company made a loan to Douglas Sharp, the President of GPC, in the principal amount of $150,000 in connection with Mr. Sharp's relocation. The loan bears interest at the prime rate of Wacovia Bank. The largest aggregate amount outstanding under the loan from January 1, 2004 through March 18, 2005 was approximately $68,132, which was the amount outstanding on January 1, 2004. As of March 18, 2005, the aggregate amount of indebtedness outstanding under the loan was $60,744.

    During the fourth quarter of 2003, due to the Company's acquisition of additional shares of GSE System, Inc. ("GSE"), bringing its ownership of the common stock to GSE from approximately 22% to approximately 58%, GSE became a majority-owned subsidiary of the Company. On January 1, 2004, GSE entered into a Management Services Agreement with the Company pursuant to which the Company agreed to provide corporate support services to GSE, including accounting, finance, human resources, legal, network support and tax. In 2004, GSE paid the Company an annual management fee of $685,000 ($171,250 a quarter) for these services. The initial term of the agreement was for one year. The agreement was renewed for 2005. In December 2003, GSE paid the Company approximately $35,000 for services performed by the Company's personnel in the fourth quarter 2003 relating to the implementation of the Management Services Agreement, described above. In addition, GSE agreed to reimburse the Company $30,000 for coverage under its Company's directors and officers' liability and umbrella insurance for November and December 2003 and $144,000 for coverage under such Company policies in 2004.

    In December 2003, GSE's Board of Directors elected John Moran, who was then an executive of the Company with experience in the power industry and simulation technology, as its Chief Executive Officer. In 2004, Mr. Moran continued as an employee of the Company but devoted all of his time to the performance of his duties as CEO of GSE. For 2003, GSE reimbursed the Company $35,000 for Mr. Moran's compensation and benefits and for 2004 GSE reimbursed the Company $300,000 for Mr. Moran's compensation and benefits. Effective January 1, 2005, Mr. Moran ceased to be an employee of the Company.

    In March 2003, the Company extended its $1.8 million limited guarantee of GSE's then credit facility and received 150,000 shares of GSE common stock with a value of $180,000 in consideration of such extension. On March 30, 2004, GSE was added as an additional borrower under the Financing and Security Agreement between GPC and a financial institution which expires on August 23, 2005. Under the terms of the agreement, $1.5 million of GPC's available credit facility has been carved out for use by GSE. The line is collateralized by substantially all of GSE's assets and provides for borrowings of up to 80% of eligible accounts receivable and 80% of eligible unbilled receivables, up to a maximum of $1.5 million. The Company also agreed to guarantee GSE's borrowings as part of its fee pursuant to the Management Services Agreement described above.

    In 2004, Michael Feldman received a salary of $85,000 from GSE as marketing manager of GSE and in 2003 received a salary of $16,000 from GSE. Michael Feldman currently receives an annual salary of approximately $110,000 from GSE as Managing Director, Marketing. Michael Feldman is the son of Jerome I. Feldman, the Company's Chairman and Chief Executive Officer.

    On March 9, 2005, GPC received the consent of its bank to permit it to lend a maximum of $1,000,000 to GSE to enable GSE to satisfy any short-term capital requirements (the "GSE Loan"). The GSE Loan, if made by GPC, will be due and payable 15 months from March 9, 2005 and will be on such other terms and conditions as are agreed upon by GPC and GSE.

    Jerome I. Feldman, the Company's Chairman of the Board and Chief Executive Officer is also Chairman of the Board of GSE. Scott N. Greenberg, the Company's President and Chief Financial Officer and director is also a director of GSE. Douglas Sharp, the President of GPC is a director of GSE and Andrea D. Kantor, the Company's Vice President and General Counsel is a director of GSE.

    On October 8, 2003, the Company exchanged $500,000 principal amount of the then $3,500,000 Senior Unsecured 8% Note due June 30, 2005, as amended of Five Star (the "Five Star Note") for 2,000,000 shares of Five Star common stock, reducing the outstanding principal amount of the Five Star Note to $3,000,000, and increasing the Company's ownership of Five Star common stock to approximately 54% of the then outstanding shares (the "Five Star Acquisition"). In consideration for the Company's agreeing to exchange the debt for common stock at a conversion price of $0.25 per share, which was more than twice the $0.11 closing market price of Five Star's common stock on the day prior to approval of the transaction, Five Star agreed to terminate the voting agreement between Five Star and the Company. The voting agreement, which by its terms would in any case have terminated on June 30, 2004, provided that the Company

(i) would vote its shares of Five Star common stock so that not more than 50% of the members of Five Star's board of directors would be officers or directors of the Company and (ii) would vote on matters other than the election of directors in the same proportion as Five Star's other shareholders. The transaction was approved by a Special Committee of Five Star's board of directors; the Special Committee consisted of an independent non-management director who is unaffiliated with the Company.

    On June 20, 2003, the Company entered into an Agreement of Subordination and Assignments (the "Subordination Agreement") with Five Star and its lenders that permitted the annual repayment of principal on the Five Star Note. Pursuant to the provisions of the Subordination Agreement, the Company received partial repayments from Five Star in the aggregate amount of $1,200,000 from June 20, 2003 through December 31, 2003. As noted above, pursuant to the Five Star Acquisition, the Company also exchanged $500,000 principal amount of the Five Star Note for 2,000,000 shares of Five Star common stock. The Five Star Note and all the shares of Five Star common stock owned by the Company, along with the Company's rights under the Subordination Agreement, were transferred to NPDC on July 30, 2004. The balance of the Five Star Note decreased from $4,500,000 as of December 31, 2002 to $2,800,000 as of December 31, 2003 and November 24, 2004, the date of the Spin-Off.

    On February 6, 2004, Five Star announced an issuer tender offer through which it would repurchase up to 5,000,000 shares, or approximately 30% of its common stock currently outstanding, at $0.21 per share, originally set to expire on March 16, 2004. On March 17, 2004, Five Star announced that it had increased the price it was offering to pay for the shares in the tender offer to $0.25 per share and extended the offer to March 31, 2004. Approximately 2,628,000 shares of common stock were tendered and acquired by Five Star. The effect of the tender offer was to increase the Company's ownership in Five Star to approximately 64%.

    If, following the tender offer, the Company were to increase its ownership to at least 80% of Five Star's common stock, Five Star would become, for federal tax purposes, part of the affiliated group of which the Company is the common parent. As a member of such affiliated group, Five Star would be included in the Company's consolidated federal income tax returns, Five Star's income or loss would be included as part of the income or loss of the affiliated group and any of Five Star's income so included might be offset by the consolidated net operating losses, if any, of the affiliated group. The agreement between the Company and Five Star also provided that, if Five Star became a member of the affiliated group, the Company and Five Star would enter into a tax sharing agreement pursuant to which Five Star would make tax sharing payments to the Company equal to 80% of the amount of taxes Five Star would pay if Five Star were to file separate consolidated tax returns but did not pay as a result of being included in the Company affiliated group. As a result of the Spin-Off of NPDC, which held the Company's interest in Five Star, NPDC would enter into such tax sharing agreement in lieu of the Company.

    The Company provided legal, tax, business development, insurance and employee benefit administrative services to Five Star pursuant to a management services agreement for a fee of up to $10,000 per month. The agreement is automatically renewable for successive one-year terms unless one of the parties notifies the other in writing at least six months prior to the end of the initial term or any renewal thereof. The agreement was renewed for 2005. The management fee was increased to $25,000 per month effective October 1, 2004. In addition, Five Star has reimbursed the Company $16,666 per month for Mr. Feldman's services to Five Star effective October 1, 2004. As a result of the Spin-Off of NPDC, the Company transferred to NPDC the rights and obligations under the management services agreement.

    The Company has guaranteed the leases for Five Star's New Jersey and Connecticut warehouses and leases for certain equipment, totaling approximately $1,589,000 per year through the first quarter of 2007. The Company's guarantee of such leases was in effect when the Five Star business was conducted by a wholly-owned subsidiary of the Company. In 1998, the Company sold substantially all of the operating assets of the Five Star business to the predecessor corporation of Five Star. As part of this transaction, the landlord of the New Jersey and Connecticut facilities and the lessor of the equipment did not consent to the release of the Company' guarantee. The Company has also guaranteed the mortgages for MXL's Illinois and Pennsylvania properties through June 2006 and March 2011, respectively, as well as $700,000 in debt entered into by MXL on October 1, 2003 in connection with the acquisition of certain assets from AOtec, LLC. The Company's guarantees have continued after the Spin-Off.

    In 2004, Michael Feldman received $17,000 from Five Star and in 2003 received $51,000 from Five Star. Michael Feldman is the son of Jerome I. Feldman. Jerome I. Feldman, the Company's Chairman and Chief Executive Officer is also the Chairman of the Board of Five Star. John Moran, the Chief Executive Officer of GSE is a director of Five Star and Andrea D. Kantor, the Company's Vice President and General Counsel is also the General Counsel of Five Star.

    Prior to the Spin-Off, NPDC was a wholly-owned subsidiary of the Company. The Company and NPDC have entered into contracts that will govern certain relationships between them. The Company and NPDC believe that these agreements are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

    Certain of NPDC's executive officers are also executive officers of the Company and remained on the Company's payroll. The executive officers will not receive any salary from NPDC; however, they will provide NPDC with management services under a management agreement between the Company and NPDC. The Company charges NPDC a management fee to cover an allocable portion of the compensation of these officers, based on the time they spend providing services to NPDC, in addition to an allocable portion of certain other corporate expenses.

    In connection with the Spin-Off, NPDC also entered into a separate management agreement with the Company pursuant to which NPDC provides certain general corporate services to the Company. Under this management agreement, NPDC charges the Company a management fee to cover an allocable portion of the compensation of its employees, based on the time they spend providing services to the Company, in addition to an allocable portion of corporate overhead related to services performed for the Company and its subsidiaries.

    Both management fees are paid quarterly. Any disagreements over the amount of such fees are subject to arbitration. Each of the management agreements has an initial term of three years and, after two years, is terminable by either the Company or NPDC, upon six months' prior written notice.

    NPDC was included in the Company's consolidated income tax group and NPDC's tax liability was included in the consolidated federal income tax liability of the Company until the time of the Spin-Off. A tax sharing agreement provides for tax sharing payments between the Company and NPDC for periods prior to the Spin-Off, so that NPDC is generally responsible for the taxes attributable to its lines of business and entities comprising it and the Company is generally responsible for the taxes attributable to its lines of business and the entities comprising it.

    The Company and NPDC agreed that taxes related to intercompany transactions that were triggered by the Spin-Off are generally allocated to the Company. The Company and NPDC agreed that joint non-income tax liabilities are generally allocated between the Company and NPDC based on the amount of such taxes attributable to each group's line of business. If the line of business with respect to which the liability is appropriately associated cannot be readily determined, the tax liability is allocated to the Company.

    Under the distribution agreement relating to the Spin-Off, the Company and NPDC each agreed that neither would take any action that might cause the Spin-Off of NPDC to not qualify as a tax-free distribution. Should one party take an action which causes the Spin-Off not to so qualify, then that party would be liable to the other for any taxes incurred by the other from the failure of the Spin-Off to qualify as a tax-free distribution.

    In the second quarter of 2003, Valera completed a private placement offering pursuant to which Valera raised approximately $12.0 million in gross proceeds from the sale of Series B convertible preferred stock. As part of such transaction, the Company was granted an option until March 31, 2004 (with a closing by June 30, 2004), to purchase up $5 million of the Series B convertible preferred stock at the offering price of $0.725 per share, which was subsequently verbally extended to June 30, 2004. On June 30, 2004, the Company transferred a portion of its option to certain funds of Pequot Capital Management ("Pequot"), which exercised such option and purchased from Valera 3,448,276 shares of Series B convertible preferred stock for $0.725 per share, and the balance of the option expired unexercised. At the time of such transaction, Pequot owned approximately 5.2% of the Company's common stock based on its then most recent Schedule 13G. Pequot currently owns less than 5% of the Company's common stock based on its most recent 13G. In consideration of such transfer, Pequot granted the Company an option until October 28, 2004 to purchase up to 2,068,966 shares of Series B convertible preferred stock owned by them for prices ranging from $0.725 to $0.7685 per share. This option was transferred to NPDC in the Spin-Off. NPDC exercised such option on October 28, 2004 at a price of $0.7685 per share, for an aggregate exercise price of $1,590,000.

    On November 12, 2004, NPDC entered into an agreement to borrow approximately $1,022,000 from Bedford Oak Partners, which is controlled by Harvey P. Eisen, a director of the Company, and approximately $568,000 from Jerome I. Feldman, who is Chairman and Chief Executive Officer of the Company, to exercise NPDC's option to purchase Series B Convertible Preferred shares of Valera. The loans bore interest at 6% per annum, matured on October 31, 2009, and were secured by all shares of Valera owned by NPDC, including the purchased shares. The loans were required to be prepaid out of the proceeds received from the sale of the purchased shares or from any additional capital contribution received by NPDC from the Company out of proceeds received by the Company from its claims relating to the Learning Technologies acquisition. Bedford Oak Partners and Jerome I. Feldman are entitled to receive 50% of any profit received by NPDC from the sale of the Valera purchased shares.

    In connection with the Spin-off, the Company agreed to make an additional capital contribution to NPDC in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received by the Company from its claims relating to the Learning Technologies acquisition. The Company has received $13.7 million of net proceeds from such claims and, pursuant to such agreement, the Company made a $5 million additional capital contribution to NPDC. On January 11, 2005, NPDC prepaid the loans, including accrued interest, to Bedford Oak Partners and Jerome I. Feldman out of such proceeds.

    Jerome I. Feldman, the Company's Chairman and Chief Executive Officer is also Chairman and Chief Executive Officer of NPDC. Scott N. Greenberg, the Company's President and Chief Financial Officer is a director and the Chief Financial Officer of NPDC. Andrea D. Kantor, the Company's Vice President and General Counsel, is the Vice President and General Counsel of NPDC. Harvey P. Eisen, a director of the Company is also a director of NPDC.

                      EQUITY COMPENSATION PLAN INFORMATION

    The following is information as of December 31, 2004 about shares of Company Common Stock that may be issued upon the exercise of options, warrants and rights under the Company's Non-Qualified Stock Option Plan, which were not approved by security holders, and 2003 Incentive Stock Plan, which was approved by security holders. For a description of the material terms of the Company's Non-Qualified Stock Option Plan and the Company's 2003 Incentive Stock Plan, see
Note 14 to the Notes to the Consolidated Financial Statements included in the Company's Annual Report for the year ended December 31, 2004.


                                         Number of securities         Weighted average          Number of securities
                Plan category              to be issued upon         exercise price of        remaining available for
                                              exercise of           outstanding options,       future issuance under
                                         outstanding options,       warrants and rights         equity compensation
                                          warrants and rights                                     plans (excluding
                                                                                              securities reflected in
                                                                                                    column (a))
                                                  (a) (b) (c)
          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------
          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------
          Equity compensation plans
          approved by security
          holders                                  0                         -                       2,000,000

          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------
          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------
          Equity compensation plans
          not approved by security
          holders                            1,821,829(i)                 $4.73(i)                   1,366,297(ii)

          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------
          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------

          Total                              1,821,829                    $4.73                      3,366,297
          --------------------------- -- ---------------------- -- ----------------------- -- -------------------------

(i) Does not include warrants to purchase 300,000 shares of Common Stock issued to a financial consulting firm at an exercise price of $3.21 per share and warrants to purchase 937,500 shares of Common Stock issued and sold to four Gabelli funds in conjunction with the Company's 6% Conditional Subordinated Notes due 2008 at an exercise price of $6.14 per share. (ii) Does not include shares of Common Stock that may be issued to directors of the Company as director's fees. See "Election of Directors - Directors Compensation."

                                PERFORMANCE GRAPH

    The following table compares the performance of the Common Stock for the periods indicated with the performance of the Education and Training Services and the NYSE Market Index assuming $100 were invested on December 31, 1999 in the Common Stock, the Education and Training Services and the NYSE Market Index. Values are as of December 31 of the specified year assuming that all dividends were reinvested:

                                [OBJECT OMITTED]


                                               Base Period
         Company/Index Name                      Dec 1999      Dec 2000    Dec 2001   Dec 2002    Dec 2003     Dec 2004
         ------------------------------------ --------------- ----------- ----------- ----------- ----------- -----------

         GP Strategies                            $100.00      $  70.42    $  62.04   $   82.45     $130.61     $121.63
         ------------------------------------ --------------- ----------- ----------- ----------- ----------- -----------

         Education & Training Services             100.00        159.16      174.72      186.06      306.99      324.28
         ------------------------------------ --------------- ----------- ----------- ----------- ----------- -----------

         NYSE Market Index                         100.00        102.38       93.26       76.18       98.69      111.45
         ------------------------------------ --------------- ----------- ----------- ----------- ----------- -----------


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish such reports to the Company.

    Based solely on a review of copies of such reports for 2004, the Company believes that during 2004, all reports applicable to its officers, directors and greater than 10% beneficial owners were filed on a timely basis.

                       CODE OF BUSINESS CONDUCT AND ETHICS

    The Company has adopted a Code of Ethics for Senior Financial Officers of the Company and its subsidiaries and a Conduct of Business Policy for directors, officers and employees of the Company and its subsidiaries. The Code of Ethics and Conduct of Business Policy is available on the Company's website at www.gpstrategies.com under Corporate Governance. It is the Company's intention to disclose any waivers of such Code or Ethics or Conduct of Business Policy on the Company's website at www.gpstrategies.com. The Company will also provide a copy of such Code of Ethics and Conduct of Business Policy to any person upon written request made to the Company's Secretary in writing to the following address: GP Strategies Corporation, Attn: Secretary, 777 Westchester Avenue, White Plains, NY 10604, with a copy to GP Strategies Corporation, General Counsel at the same address.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG, an independent registered public accounting firm, to serve as independent auditors for the Company and its subsidiaries for the year ending December 31, 2005. KPMG has audited the accounts of the Company since 1970. KPMG has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The stockholder's ratification of the appointment of KPMG will not impact the Audit Committee's responsibility pursuant to its charter, to appoint, replace and discharge the independent auditors. In the event the stockholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

    Stockholders may present proposals for inclusion in the Company's proxy statement for the 2006 Annual Meeting of Stockholders provided they are received by the Company no later than November 30, 2005 (or, if the date of the 2006 Annual Meeting of Stockholders is changed by more then 30 days from the date of the 2005 Annual Meeting of Stockholders, a reasonable time before the Company begins to print and mail its proxy materials for the 2006 Annual Meeting of Stockholders) and are otherwise in compliance with applicable SEC regulations. In addition to the above requirements, the Company's By-laws provide that any stockholder wishing to nominate a candidate for director or to propose other business at an annual meeting of stockholders of the Company must give written notice that is received by the Secretary of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (no later than January 26, 2006 with respect to the 2006 Annual Meeting of Stockholders); provided that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was first made. Such notice must provide certain information specified in the Company's By-laws. Copies of the Company's By-laws are available to stockholders without charge upon request to the Company's Secretary at the Company's address set forth above.

                                  ANNUAL REPORT

    The Company's Annual Report for the fiscal year ended December 31, 2004, which is not a part of the proxy soliciting materials, is being mailed to the Company's stockholders together with this Proxy Statement.

                                     GENERAL

    So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                              COST OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but employees or representatives of the Company may also solicit proxies by telephone and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

Lydia M. DeSantis
Secretary

                            GP STRATEGIES CORPORATION

COMMON STOCK              Annual Meeting of Stockholders                  PROXY
                            To Be Held April 26, 2005
           This proxy is solicited on behalf of the Board of Directors

         Revoking any such prior appointment, the undersigned, a stockholder of GP Strategies Corporation, hereby appoints Jerome I. Feldman and Scott N. Greenberg, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock and Class B Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the Sheraton Columbia Hotel, 10207 Wincopin Circle, Columbia, Maryland on April 26, 2005, at 10:00 a.m., local time, and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

         This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted For proposals (1) and (2).

1. Election for Directors: Harvey P. Eisen, Jerome I. Feldman, Marshall S. Geller, Scott N. Greenberg, Scott R. Peppet, Richard C. Pfenniger, Jr., Ogden R. Reid and Matthew Zell.

         For                        Withhold                      For All Except

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


2. To ratify the Board of Directors' appointment of KPMG LLP, an independent registered public accounting firm, as the Company's independent auditors for the fiscal year ending December 31, 2005.

         For                        Against                       Abstain


3. Upon any other matters which may properly come before the meeting or any adjournments thereof.

                   Please sign exactly as name appears below.

Dated                                      , 2005
      -------------------------------------


                                                           Signature


                                                   Signature if held jointly

        Please mark, sign, date and return the proxy card promptly using the enclosed envelope. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.